                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                           Filed by the Registrant /X/
                 Filed by a Party other than the Registrant / /

                           Check the appropriate box:

                         / / Preliminary Proxy Statement
                / / Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         /X/ Definitive Proxy Statement
                       / / Definitive Additional Materials
                    / / Soliciting Material Under Rule 14a-12

                              RAIT INVESTMENT TRUST

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                               /X/ No fee required
  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

                              RAIT INVESTMENT TRUST
                               1818 Market Street
                                   28th Floor
                             Philadelphia, PA 19103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 21, 2002

To the Shareholders of RAIT INVESTMENT TRUST:

Notice is hereby given that the annual meeting of shareholders of RAIT INVESTMENT TRUST, a Maryland real estate investment trust (the "Company"), will be held at the Union League of Philadelphia, 140 S. Broad Street, Philadelphia, Pennsylvania 19102, on Tuesday, July 16, 2002, at 10:00 A.M., Philadelphia time, for the following purposes:

     1. To re-elect each of the trustees to serve until the next annual meeting of shareholders in 2003.

     2. To consider and act upon a proposal to amend the Amended and Restated RAIT Investment Trust 1997 Stock Option Plan (the "Stock Option Plan") to increase the maximum number of the Company's common shares of beneficial interest ("Common Shares") which may be issued under the Stock Option Plan by 800,000 Common Shares to a total of 1,600,000 Common Shares.

     3. To ratify the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending
          December 31, 2002.

     4. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

Only shareholders of record on the books of the Company at the close of business on June 17, 2002 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the offices of the Company at 1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.

SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

By order of the Board of Trustees
Jonathan Z. Cohen, Secretary
June 21, 2002

                              RAIT INVESTMENT TRUST
             1818 Market Street, 28th Floor Philadelphia, PA 19103


                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                     GENERAL

Introduction

     The annual meeting of shareholders of RAIT Investment Trust (the "Company") will be held on Tuesday, July 16, 2002, at 10:00 A.M., Philadelphia time, at the Union League of Philadelphia, 140 S. Broad Street, Philadelphia, Pennsylvania 19102 for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on June 17, 2002 will be entitled to notice of and to vote at such meeting.

     This statement is furnished in connection with the solicitation by the Board of Trustees of the Company (the "Board of Trustees") of proxies from holders of the Company's common shares of beneficial interest ("Common Shares") to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

     This proxy statement and the accompanying form of proxy will be sent on or about June 21, 2002 to shareholders of record as of June 17, 2002.

Revocation of Proxy

     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the meeting and voting in person.

Expenses and Manner of Solicitation

     The cost of soliciting proxies, which is not expected to exceed $20,000, will be borne by the Company. Trustees, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such trustees, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

                              VOTING AT THE MEETING

     The Company has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 Common Shares, par value $.01 per share, and 25,000,000 preferred shares of beneficial interest, par value $1.00 per share. Of such authorized capitalization, 18,040,816 Common Shares were outstanding as of May 17, 2002. At the annual meeting, only those holders of Common Shares at the close of business on June 17, 2002, the record date, will be entitled to vote. Each holder is entitled to one vote per share on each matter of business properly brought before the meeting.

     The presence in person or by proxy of holders of outstanding Common Shares representing not less than a majority of the outstanding Common Shares will constitute a quorum. The affirmative vote in person or by proxy of a majority of the outstanding Common Shares will be necessary for the election of trustees, the amendment of the Company's Amended and Restated RAIT Investment Trust 1997 Stock Option Plan (the "Stock Option Plan"), the ratification of Grant Thornton LLP as independent certified public accountants and all other business properly brought before the meeting.

     Abstentions may be specified on the election of each of the nominated trustees and on any other properly presented business. Common Shares abstaining from the election of any of the nominated trustees or any other proposal will be considered present and entitled to vote for purposes of determining the existence of a quorum.

     Since the affirmative vote of a majority of the outstanding Common Shares is necessary for the election of trustees, the approval of the amendment to the Stock Option Plan and the ratification of the appointment of independent certified public accountants, abstentions with respect to any proposal, including broker non-votes, will have the same effect as a vote "against" the proposal. Any proxy not specifying to the contrary will be voted FOR: (1) the re-election of the trustees, (2) the amendment of the Stock Option Plan and (3) the ratification of the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2002.

     A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, those Common Shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter. Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. The Company believes that these brokers will have such discretionary authority with respect to the proposal to amend the Stock Option Plan because the proposed amendment increases the number of Common Shares issuable under the Stock Option Plan by a number of Common Shares representing less than five percent of the total number of Common Shares outstanding as of May 17, 2002. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purpose of establishing a quorum and will not be voted.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of Common Shares owned, as of May 17, 2002, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding Common Shares,
(b) each of the Company's present trustees, (c) each of the Company's present executive officers, and (d) all of the Company's present executive officers and trustees as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common Shares issuable pursuant to vested options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.


                                                                           Common Shares
                                                                            Amount and
                                                                               Nature           Percent
                                                                           of Beneficial          of
Beneficial Owner                                                             Ownership           Class
----------------                                                           -------------        -------
Trustees:(1)
Betsy Z. Cohen                                                                 461,323(2)         2.6%
S. Peter Albert                                                                 22,000             *
Edward S. Brown                                                                 13,000             *
Jonathan Z. Cohen                                                               28,585(3)          *
Joel R. Mesznik                                                                 17,500(4)          *
Daniel Promislo                                                                 15,500             *
Executive Officers:(1)
Jay R. Cohen                                                                    98,637(5)          *
Ellen J. DiStefano                                                              71,784(6)          *
Scott F. Schaeffer                                                              54,582(7)          *
Kenneth R. Frappier                                                             14,816(8)          *
All trustees and executive officers as a group (10 persons)                    797,727            4.4%

Other owners of 5% or more of outstanding Common Shares
Resource America, Inc.(9)                                                    1,435,937            8.0%

Wellington Management Company, LLP(10)                                       1,053,100            5.8%

*Less than 1%

(1) The address for each trustee and executive officer is c/o RAIT Investment Trust, 1818 Market Street, 28th Floor, Philadelphia, PA 19103

(2) Includes 10,100 Common Shares directly held by Mrs. Cohen; 4,291 Common Shares held in the Company's Cash and Deferred Savings Plan (the "401(k) Plan") for the benefit of Mrs. Cohen; 40,446 Common Shares held by an individual retirement account ("IRA") for the benefit of Mrs. Cohen; 66,801 Common Shares held as trustee of a charitable foundation; 37,290 Common Shares held in an IRA account for the benefit of Mrs. Cohen's spouse, Edward E. Cohen; and 302,395 Common Shares issuable upon exercise of options granted under the Stock Option Plan. Excludes Common Shares held by Resource America, Inc., ("Resource America") of which Edward E. Cohen is Chairman, Chief Executive Officer and President.

(3) Includes 27,440 Common Shares held directly by Mr. Cohen, 645 Common Shares held in a 401(k) Plan account for his benefit and 500 Common Shares issuable upon exercise of options granted under the Stock Option Plan. Excludes Common Shares held by Resource America of which Mr. Cohen is Chief Operating Officer.

(4) Includes 7,000 Common Shares held directly by Mr. Mesznik and 10,500 Common Shares issuable upon exercise of options granted under the Stock Option Plan.

(5) Includes 3,208 Common Shares held in an IRA account for the benefit of Mr. Cohen; 32,271 Common Shares held jointly by Mr. Cohen and his spouse; 7,341 Common Shares held in an IRA account for the benefit of Mr. Cohen's spouse; 5,817 Common Shares held in Mr. Cohen's 401(k) Plan account; and 50,000 Common Shares issuable upon exercise of options granted under the Stock Option Plan.

(6) Includes 6,000 Common Shares directly held by Mrs. DiStefano, 1,002 Common Shares held by Mrs. DiStefano jointly with her spouse; 1,000 Common Shares held in an IRA account for the benefit of Mrs. DiStefano, 1,000 Common Shares held in an IRA account for the benefit of Mrs. DiStefano's spouse, 64 Common Shares held in an Education IRA for the benefit of Mrs. DiStefano's children, 3,457 Common Shares held in a 401(k) Plan account for the benefit of Mrs. DiStefano; and 59,261 Common Shares issuable upon exercise of options granted under the Stock Option Plan.

(7) Includes 12,500 Common Shares directly held by Mr. Schaeffer, 1,582 Common Shares held in a 401(k) Plan account for the benefit of Mr. Schaeffer, 3,000 Common Shares held by an IRA for the benefit of Mr. Schaeffer and 37,500 Common Shares issuable upon exercise of options granted under the Stock Option Plan.

(8) Includes 7,000 Common Shares directly held by Mr. Frappier, 7,500 Common Shares issuable upon exercise of options granted under the Stock Option Plan and 316 Common Shares held in a 401(k) Plan account for the benefit of Mr. Frappier.

(9)  The address for Resource America is 1845 Walnut St., Philadelphia, PA
     19103.

(10) Information based on Schedule 13G of Wellington Management Company, LLP ("Wellington") filed February 12, 2002. Wellington has shared voting power with respect to 331,500 of these Common Shares and shared dispositive power with respect to all these Common Shares. This Schedule 13G states that the securities as to which the Schedule 13G is filed by Wellington, in its capacity as investment advisor, are owned of record by clients of Wellington. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

                        PROPOSAL 1. ELECTION OF TRUSTEES

Trustees

     The By-Laws of the Company provide that the number of trustees shall be fixed by resolution of the Board of Trustees, provided that there shall be a minimum of three and a maximum of nine trustees. During fiscal 1998, the Board of Trustees fixed the number of trustees at six. All trustees are elected for a term of one year or until their successors are elected and qualified. The Nominating Committee of the Board of Trustees has renominated Mrs. Cohen and Messrs. Albert, Brown, Cohen, Mesznik and Promislo for re-election at the 2002 annual meeting for a term to expire at the 2003 annual meeting or until their successors are elected or appointed. Each Trustee began his or her service in 1997 except Mr. Brown who began in 1999 and Mr. Albert who began in 2000.

     It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the re-election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Trustees may recommend. The Board of Trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

     Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the nominees except that Jonathan Z. Cohen, who is currently a trustee and Secretary of the Company, is the son of Betsy Z. Cohen, Chairman of the Board of Trustees and Chief Executive Officer of the Company. Additionally, Jay R. Cohen, Executive Vice President of the Company, is a cousin of Mrs. Cohen.

Names of Trustees, Principal Occupations and Other Information

     Betsy Z. Cohen, age 60, has served as the Chairman, Chief Executive Officer and trustee of the Company since its founding in August 1997. Mrs. Cohen has been the Chief Executive Officer of The Bancorp.com, Inc. (the holding company for TheBancorp.com Bank, an internet bank) since July 2000. Mrs. Cohen served as a Director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp's banking subsidiary) from December 1999 through March 2000. Prior to the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen had been Chairman and Chief Executive Officer of JeffBanks, Inc. since its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company), The Maine Merchant Bank, LLC (a merchant bank) and is a trustee of Corporate Office Properties Trust
(a real estate investment trust).

     S. Peter Albert, age 62, has served as a trustee of the Company since May 2000. Albert has been Vice- Chairman of The Bancorp.com (an internet bank) since September 2000. From December 1999 through September 2000, Mr. Albert served as Senior Vice President of Hudson United Bancorp and as the Vice-Chairman of the Jefferson Bank Division of Hudson United Bank following the acquisition by Hudson United Bancorp of JeffBanks, Inc., of which Mr. Albert had been the Vice-Chairman since 1996. From 1994 until 1996, Mr. Albert engaged in investment activities as a private investor. Mr. Albert was an Executive Vice President of NFL Films (a film production company) from 1991 to 1994.

     Edward S. Brown, age 62, has served as a trustee of the Company since June 1999. Mr. Brown has been President of The Edward S. Brown Group (a real estate development company) since 1985.

     Jonathan Z. Cohen, age 32, has served as the Secretary of the Company since February 1998 and as a trustee of the Company since September 1997. Mr. Cohen has served as an officer of Resource America (the sponsor of the Company) since December 1997, most recently as Chief Operating Officer, and, since 1998, he has also served as Vice Chairman of its energy industry subsidiary, Atlas America, Inc. See "Certain Relationships and

Related Party Transactions." Mr. Cohen is also the Chairman of The Richardson Group, Inc. (a sales consulting company).

     Joel R. Mesznik, age 56, has served as a trustee of the Company since its founding in August 1997. Mr. Mesznik has been President of Mesco Ltd. since its inception in 1990. Mesco Ltd. is a corporate financial advisory firm providing advisory services related to international financial transactions in a variety of industries. From 1976 to 1990, Mr. Mesznik was affiliated with Drexel Burnham Lambert, Inc. including, from 1976 to 1987, serving as head of its Public Finance Department. Mr. Mesznik is a director of several private companies and the general partner of several private real estate limited partnerships. Mr. Mesznik has served as a director of Pharma/wHealth Management Company S.A., which manages Pharma/wHealth, a Luxembourg stock exchange listed company, since 1993 and of Incentive Capital Group AG, a Swiss stock exchange listed company, since 2000. From June 1998 to July 2001 Mr. Mesznik served as a director of TRM Corporation, a convenience services company, and from May 1999 to July 2001, he was its Vice Chairman of the Board of Directors.

     Daniel Promislo, age 69, has served as a trustee of the Company since its founding in August 1997. Mr. Promislo has been President and a director of Historical Documents Co. and Historic Souvenir Co. (souvenir manufacturers) since 1991. He has also served as Managing Director (from 1998 to 2001) and past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen (a Philadelphia law firm). From 1994 to date, he has served as a director, and from 1996 to October 1997 was the Chairman of the Board of Directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

Non-Trustee Executive Officers

     Jay R. Cohen, age 61, was elected in October 1997 to serve as Executive Vice President of the Company. From 1995 through September 1997, Mr. Cohen was Executive Vice President and treasurer of CRIIMI MAE, Inc., Rockville, Maryland, a real estate investment trust ("REIT") investing in mortgage loans. Prior thereto, from 1983, Mr. Cohen served in various executive capacities with predecessor REITs to CRIIMI MAE, including service as Executive Vice President and Treasurer of CRI Insured Mortgage Association, Inc., CRI Liquidating REIT, Inc. and Capital Housing and Mortgage Partners, Inc. During such period, Mr. Cohen also served as President of Crico Mortgage Company, Inc., a manager of REITs and master limited partnerships. Subsequent to Mr. Cohen becoming Executive Vice President of the Company, CRIIMI MAE filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998.

     Ellen J. DiStefano, age 36, was elected in October 1997 to serve as Chief Financial Officer of the Company and also has served as Executive Vice President of the Company since December 1998. From 1992 to August 1997, Ms. DiStefano was Chief Financial Officer of Brandywine Construction & Management, Inc., a Philadelphia, Pennsylvania based national manager and developer of commercial, multifamily residential, office and hotel properties. See "Certain Relationships and Related Party Transactions." Ms. DiStefano is a certified public accountant.

     Kenneth Frappier, age 49, was elected in April 2002 to serve as Senior Vice President-Portfolio and Risk Management of the Company. From December 1999 until he joined the Company, Mr. Frappier was a Senior Vice President and Regional Chairman of the Senior Officers' Loan Committee in Pennsylvania and Southern New Jersey for Hudson United Bank (a commercial bank), following the merger of Hudson United Bancorp (a bank holding company) and JeffBanks, Inc., (a bank holding company) of which Mr. Frappier had been Senior Vice President since 1993. Prior to 1993, Mr. Frappier was an Executive Vice President for Dominion Bancshares Corporation's Greater Washington Region (Northern Virginia, Washington, D.C. & Maryland) and was a National Bank Examiner for the Comptroller of the Currency, a bureau of the U.S. Treasury Department.

     Scott F. Schaeffer, age 39, was elected in September 2000 to serve as President and Chief Operating Officer of the Company. Mr. Schaeffer served as the Vice Chairman of the Board of Resource America from 1998 to 2000, the Executive Vice President of Resource America from 1997 to 1998, and a Senior Vice President of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America) from 1992 to 2000. Mr. Schaeffer remains a director of Resource America.

Trustee Compensation

     Each independent trustee of the Company was paid a retainer of $10,000 during fiscal 2001. Each independent trustee was also paid $1,000 for each meeting of the Board of Trustees that he attended in person and $500 for each committee meeting attended in person. Independent trustees were also paid an additional $500 for each meeting of a committee that they attended in person and for which they presided as chairman. $112,500 in the aggregate was paid to all of the independent trustees in fiscal 2001, which includes the retainer and payments for attendance at meetings.

Indebtedness of Management

     In February and April 2002, the Company granted to its employees, executive officers and trustees options to purchase Common Shares under the Stock Option Plan. These options, which were exercised in March and April 2002, had exercise prices of $16.92 and $19.85, respectively, per Common Share. The Common Shares issued pursuant to all of these exercises are restricted as to their transferability. These restrictions are lifted as to 25% of the Common Shares annually for each of the next four years. At the time of exercise, the Company provided loans to each person in the amount necessary to exercise such options. The loans are evidenced by promissory notes. The principal amount of these promissory notes bears interest at a rate of 6% per annum. Interest on the outstanding principal amount is payable quarterly and 25% of the original principal amount of each promissory note is payable on each of the first four anniversaries of the date of the promissory note. The notes are to be fully paid on the fourth anniversary of their issuance date. The Common Shares that were acquired pursuant to the option exercise secure each note and the maker of such note is personally liable for 25% of the outstanding balance due. Any payments of principal are deemed to first reduce the amount of the maker's personal liability and the Company agrees to accept as full satisfaction of amounts due under the promissory note for which the maker is not personally liable the return of all Common Shares purchased by maker with the proceeds of the promissory note.

     The following table sets forth the amount of indebtedness owed to the Company by any of its executive officers and trustees whose indebtedness exceeds $60,000 and the number of Common Shares acquired upon the option exercise at the time such indebtedness was incurred. The amount of indebtedness set forth below is the largest aggregate amount of indebtedness outstanding since the beginning of the Company's last fiscal year for each of the executive officers and trustees named below opposite the relevant amount.

                                Principal
                             Indebtedness to            Common Shares
                                Company at              Acquired Upon
                             May 17, 2002 ($)         Option Exercise (#)
                             ----------------         -------------------
Betsy Cohen                      169,200                    10,000
Kenneth Frappier                 138,950                     7,000
Jay Cohen                        101,520                     6,000
Ellen DiStefano                  101,520                     6,000
Scott Schaeffer                   84,600                     5,000
Jonathan Cohen                    67,680                     4,000
Joel Mesznik                      67,680                     4,000
Daniel Promislo                   67,680                     4,000

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, trustees and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

     Based solely on its review of the reports received by it, or representations from certain reporting persons that no filings were required for those persons, the Company believes that, prior to or during fiscal 2001, the following officers, trustees or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis. S. Peter Albert, trustee, failed to file two Forms 4 related to two transactions on a timely basis. Edward
S. Brown, trustee, failed to file one Form 4 on a timely basis related to one transaction. Betsy Z. Cohen, Chairman, Chief Executive Officer and trustee, failed to file one Form 4 on a timely basis related to one transaction. Jonathan
Z. Cohen, Secretary and trustee, failed to file one Form 4 on a timely basis related to one transaction. Joel R. Mesznik, trustee, failed to file one Form 4 on a timely basis related to one transaction. Scott F. Schaeffer, President and Chief Operating Officer, failed to file two Forms 4 on a timely basis related to two transactions. Resource America, a beneficial owner at the relevant time of more than ten percent of the then outstanding Common Shares, failed to file one Form 4 on a timely basis related to one transaction. As of May 17, 2002, all reports of ownership and changes in ownership required to be filed with the Securities and Exchange Commission relating to transactions in fiscal 2001 have been filed. The Company has implemented procedures to minimize the risk of future untimely filings.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Trustees makes determinations regarding the compensation of the Company's executive officers. None of the Committee members besides Mrs. Cohen is an employee or former employee of the Company. No executive officer of the Company was a director of another entity, any of whose executive officers served on the Company's Compensation Committee. No executive officer of the Company was a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, any of whose executive officers served on the Company's Board or Compensation Committee.


Information Concerning the Board of Trustees and Certain Committees

     The Board of Trustees held a total of six meetings during fiscal 2001. Each of the trustees attended all meetings of the Board and all meetings of committees on which they served during fiscal 2001. Standing committees of the Board of Trustees are the Audit Committee, Compensation Committee, Investment Committee and Nominating Committee.

Audit Committee

     The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, selects and recommends to the Board of Trustees the engagement of independent accountants and reviews the adequacy of the Company's internal controls. The Company has adopted a written charter for the Audit Committee. The Committee had three meetings during fiscal 2001. Members of the Committee are Messrs. Brown, Mesznik and Promislo.

     The Common Shares are listed on the New York Stock Exchange and are governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Trustees have been determined to be "independent directors" pursuant to New York Stock Exchange rules.

Audit Committee Report

     In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as amended (the "2001 Annual Report on Form 10-K"):

     (1) the Audit Committee reviewed and discussed the audited financial statements to be included in the 2001 Annual Report on Form 10-K with the Company's management;

     (2) the Audit Committee discussed with the Company's independent auditors, Grant Thornton LLP ("Grant Thornton"), the matters required to be discussed by Statement of Accounting Standards 61;

     (3) the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Grant Thornton any relationships that may impact their objectivity and independence and satisfied itself as to Grant Thornton's independence; and

     (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees of the Company that the audited financial statements be included in the 2001 Annual Report on Form 10-K.


The Audit Committee of the Board of Trustees

Edward S. Brown                      Daniel Promislo
Joel R. Mesznik


Audit Fees and Related Matters

     Audit Fees. Grant Thornton served as the Company's independent certified public accountants for the fiscal year ended December 31, 2001. The Company was billed $84,875 for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2001.

     Financial Information Systems Design Implementation Fees. Grant Thornton did not provide, and did not receive any fees for, the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) during the year ended December 31, 2001.

     All Other Fees. The Company was billed $199,562 for non-audit services (other than the non-audit services described above) rendered by Grant Thornton during the year ended December 31, 2001.

     Other Matters. The Audit Committee of the Board of Trustees has considered whether the provision of information technology services (no such services were provided during the year ended December 31, 2001) and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

Compensation Committee

     The Compensation Committee of the Board of Trustees establishes and monitors compensation levels for officers of the Company and administers the Stock Option Plan. The Committee held three meetings during fiscal 2001. Members of the committee are Mrs. Cohen and Messrs. Brown, Mesznik and Promislo. Mrs. Cohen abstains from voting on, and is not present during Compensation Committee discussions of, her compensation.

Investment Committee

     The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held nine meetings during fiscal 2001. All of the trustees are members of the Investment Committee.

Nominating Committee

     The Nominating Committee recommends persons for nomination as trustees of the Company. The Committee met once during fiscal 2001. The Committee will consider nominees recommended by security holders for the 2003 annual meeting if submitted in writing to the Secretary of the Company prior to February 11, 2003. Members of the committee are Mrs. Cohen and Messrs. Brown and Mesznik.

Executive Officer Compensation

     The following tables set forth certain information concerning the compensation paid or accrued by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

                                                                           Long-Term
                                                                         Compensation(1)
                                   Annual Compensation                       Awards
                     -------------------------------------------------   ---------------
                                                                           Securities
                                                                           Underlying         All Other
                     Year    Salary($)     Bonus ($)    All Other (2)   Options (#) (3)       ($) (4)
                     ----    ---------     ---------    -------------   ---------------       ---------
Betsy Z. Cohen       2001     400,000       350,000               -                -             7,875
Chairman & Chief     2000     350,000       100,000               -                -             7,630
Executive Officer    1999     300,000       100,000               -           50,000               500

Scott F. Schaeffer   2001     306,922       300,000               -                -             7,875
President & Chief    2000      46,154(5)          -               -           75,000                 -
Operating Officer    1999           -             -               -                -                 -

Jay R. Cohen         2001     214,600       100,000         107,300                -             7,875
Executive Vice       2000     201,857       100,000               -                -             7,875
President            1999     204,200        35,000               -           20,000             2,500

Ellen J. DiStefano   2001     196,530        50,000               -                -             7,875
Executive Vice       2000     169,976        40,000               -                -             7,875
President & Chief    1999     154,200        25,000               -           20,000             2,500
Financial Officer

Jonathan Z. Cohen    2001      50,000             -               -                -           150,000
Secretary & Trustee  2000      25,000             -               -                -                 -
                     1999      25,000             -               -                -               325

(1) Except for the Stock Option Plan and 401(k) Plan reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit sharing plans.

(2)  Reflects value realized upon the exercise of Stock Options.

(3) Reflects Common Shares awarded under the Stock Option Plan, 10,000 of which have been exercised as of December 31, 2001.

(4) All amounts are matching payments made by the Company under the 401(k) Plan, except for $150,000 included in 2001 for Jonathan Z. Cohen, which was compensation for organizing the underwriting syndicate involved with the Company's March 2001 offering of Common Shares.

(5) Scott F. Schaeffer was elected on September 27, 2000. The salary reported for 2000 was based on an annual salary rate of $200,000 for 2000.

Employment Agreements

     Betsy Z. Cohen. On January 23, 2002, the Company entered into an employment agreement with Betsy Z. Cohen, its Chairman and Chief Executive Officer. The Agreement has an effective date of October 1, 2001. The agreement with Mrs. Cohen provides that she will devote such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen receives base compensation of $450,000 per year, which may be increased by the Compensation Committee based upon its evaluation of Mrs. Cohen's performance. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of five years that is automatically renewed so that, on any day that the agreement is in effect, it will have a then current term of five years. The agreement terminates upon Mrs. Cohen's death and may be terminated by the Company for "cause," change of control, or disability of Mrs. Cohen for more than 90 consecutive days during any 12-month period. The agreement defines "cause" as, generally, conviction of a felony, intentional and continuous failure to substantially perform duties or a breach of the non-competition and non-solicitation provisions of the agreement. Mrs. Cohen may terminate the agreement upon 60 days' notice for "good reason." The agreement defines "good reason," generally, as the Company reducing Mrs. Cohen's base salary, the Company reducing Mrs. Cohen's duties, the Company requiring Mrs. Cohen to be based outside of Philadelphia, Pennsylvania, the failure of Mrs. Cohen to be elected to the Board of Trustees or a material breach of the agreement by the Company. In the event of a termination other than for cause, Mrs. Cohen will receive a lump sum benefit equal to one month of her base compensation for each month she has been employed by the Company up to a maximum of five years, at the rate in effect immediately prior to the termination of her employment, plus a pro rated bonus. Upon attaining age 63, the amount of Mrs. Cohen's severance payment will be reduced by an amount equal to one month of her base compensation for each month she is employed by the Company after attaining the age of 64, to a maximum of 36 months. In the event that Mrs. Cohen's employment terminates as a result of a disability on or before October 1, 2004, the Company will pay her base compensation through December 31, 2006, at the rate in effect on the date of her disability. In addition, in such event, Mrs. Cohen will be entitled to receive accrued but unpaid compensation and benefits, plus a pro rated bonus for the year in which the disability occurs. Upon termination, all options to acquire Common Shares held by Mrs. Cohen vest on the later of the effective date of termination or six months after the options were granted.

     The employment agreement provides for the establishment of a supplemental executive retirement plan (the "SERP"). Mrs. Cohen will be fully vested in the amount of the SERP benefit earned and the benefit will be fully accrued upon her attainment of age 66, upon the occurrence of a change of control or in the event that she is terminated by the Company without cause or resigns for "good reason," as defined above. In addition, if Mrs. Cohen's employment terminates as a result of a disability after October 1, 2004, the vesting of the SERP will accelerate and she will be credited for years of service under the SERP as if she had remained employed through her 65th birthday. The Company has agreed to establish a trust to serve as the funding vehicle for the SERP benefits and will make contributions to the trust in such amounts or in such number of the Common Shares as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution, as determined in accordance with the parameters of the SERP. Upon the occurrence of a change of control of the Company, the Company has agreed to immediately contribute to the trust an amount sufficient to permit the full payment of the benefit due to Mrs. Cohen at age 66. Notwithstanding the establishment of a trust, the Company's obligation to pay the benefit will constitute a general, unsecured obligation of the Company, payable out of its general assets, and the assets of the trust will be available to pay the claims of the Company's creditors.

     Scott F. Schaeffer. On January 23, 2002, the Company entered into an employment agreement with Scott F. Schaeffer, its President and Chief Operating Officer. The Agreement has an effective date of October 1, 2001. Under the agreement, Mr. Schaeffer receives base compensation of $300,000 per year, which may be increased by the Compensation Committee based upon its evaluation of his performance. Mr. Schaeffer is also eligible for bonuses as determined by the Compensation Committee and is entitled to a car allowance of not less than $500 per month. The agreement has a term of three years that is automatically extended so that, on any day that the agreement is in effect, it will have a then current term of three years. The agreement terminates upon Mr. Schaeffer's death and may be terminated by the Company for "cause", change of control or disability of Mr. Schaeffer for more than 90 consecutive days during any 12-month period. The definition of "cause" is the same as in Mrs. Cohen's employment agreement. Mr. Schaeffer may terminate the agreement upon 60 days' notice for "good reason." The agreement defines "good reason" as generally, the Company's termination of Mrs. Cohen as Chief Executive Officer and Chairman "without cause" or her resignation for "good reason," as defined under her employment agreement or the Company's ceasing to be publicly owned. In the event of a termination other than for cause, Mr. Schaeffer will be paid one-half of his salary, payable over the remaining term of his employment agreement, plus a pro rated bonus. In the event that Mr. Schaeffer's employment terminates as a result of a disability on or before October 1, 2004, the Company will pay his base compensation and benefits accrued but unpaid to the date of termination plus a pro rated bonus. In addition, upon termination, all options to acquire Common Shares held by Mr. Schaeffer vest on the later of the effective date of termination or six months after the options were granted.

Certain Relationships and Related Party Transactions

     In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily Resource America, Inc. and Brandywine Construction & Management Inc. Resource America, which was the sponsor of the Company, owned 8.0% of the outstanding Common Shares as of May 17, 2002. Resource America has the right to nominate one person for election to the Board of Trustees until such time as its ownership of outstanding Common Shares is less than 5%. Currently, Jonathan Z. Cohen is serving as Resource America's nominee. Mr. Cohen is the Chief Operating Officer of Resource America and the son of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Edward E. Cohen, who is the Chairman, Chief Executive Officer, President and a principal shareholder of Resource America, is the husband of Mrs. Cohen and the father of Jonathan Z. Cohen. Scott F. Schaeffer, President and Chief Operating Officer of the Company, is a director of Resource America.

     From January 1, 2002 through May 17, 2002, the Company engaged in the following transactions with Resource America:

     In April 2002, the Company received repayment, in accordance with the underlying participation agreement, of a wraparound participation it had purchased from Resource America in 1998.

     In March 2002, the Company provided $18.6 million of financing in connection with three borrowers' acquisitions of commercial properties in Philadelphia, Pennsylvania. All three borrowers are limited partnerships in which Resource Properties, Inc., a wholly owned subsidiary of Resource America, is the General Partner. The loans are secured by mortgages on the underlying properties. In April 2002, the partners of the borrowers made equity contributions to their limited partnerships, which reduced the outstanding principal balances of the Company's loans to a total of $15.6 million.

     In March 2002, the Company sold its interest in one loan, which had been purchased from Resource America in connection with the Company's initial public offering, to a partnership whose general partner is D. Gideon Cohen, a son of the Chairman and Chief Executive Officer of the Company. See "Transactions with Other Affiliates."

     During 2001 the Company engaged in the following transactions with Resource
America:

     In December 2001, the Company sold its interests in three loans, which had been purchased from Resource America in connection with the Company's initial public offering, to a partnership whose general partner is D. Gideon Cohen, a son of the Chairman and Chief Executive Officer of the Company. See "Transactions with Other Affiliates.

     In June 2001, the Company provided $1.6 million of financing in connection with the borrower's acquisition of a loan from Resource America with respect to an 81-unit apartment complex in Middletown, Connecticut. The loan is secured by a collateral assignment of all of the underlying documents evidencing the loan acquired from Resource America, including assignment of the first mortgage encumbering the property. The loan was repaid in July 2001.

     In March 2001, the Company purchased from Resource America two subordinate loans underlying one of the Company's property interests. The loans were in the original principal amounts of $18.3 million and $4.9 million. The purchase price for the loans was $20.2 million. The difference between the purchase price and the underlying face value of the loans resulted in an extraordinary gain of $4.6 million resulting from the consolidated extinguishment of indebtedness underlying an investment in real estate.

     Also in March 2001, the Company sold its entire interest in two loans to Resource America for an aggregate purchase price of $21.6 million, which was the book value of the interests.

     In 1998, in connection with the Company's initial public offering, the Company purchased certain investments from Resource America, including three loans that remained outstanding as of May 17, 2002. These three loans have an aggregate book value of $7.0 million at May 17, 2002 with yields ranging from 17% to 18%.

Transactions with Other Affiliates

     Brandywine, an affiliate of Resource America, provided real estate management services to two properties owned by the Company and ten properties underlying the Company's loans at December 31, 2001. Management fees in the amount of $978,000 were paid to Brandywine for the year ended December 31, 2001 relating to the properties underlying the Company's loans or properties owned by the Company. The Company believes that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties.

     The Company entered into a technical support agreement with The Bancorp.com, effective January 2001. Under this agreement, TheBancorp.com provides technical support for the Company's computer and telecommunications network for a fee of $5,000 a month. The Company paid $60,000 for the year ended December 31, 2001. During the course of 2001, the Company sold senior loan participations in loans it originated to TheBancorp.com. The loans were sold at their current book value; accordingly no gain was recorded on the sale. All these senior loan participations were satisfied by December 31, 2002.

     The Company places a portion of its temporary excess cash and restricted cash in short-term money market instruments with The Bancorp.com, whose Chief Executive Officer is, and whose Chairman is the son of, the Chairman and Chief Executive Officer of the Company. As of May 17, 2002, the Company had $6.8 million on deposit, of which approximately $6.7 million is over the FDIC insurance limit.

     In March 2002, the Company sold its interest in one loan with a book value of $1.2 million to a partnership whose general partner is D. Gideon Cohen, a son of the Chairman and Chief Executive officer of the Company. This son is also the Chairman of The Bancorp.com and a director of Resource America. The partnership paid $2.2 million, which was received after March 31, 2002 and accordingly, the receivable is included in other assets at March 31, 2002. The Company recognized a gain on the sale of approximately $948,000.

     In December 2001, the Company sold its interests in three loans with an aggregate book value of $2.8 million to a partnership affiliated with D. Gideon Cohen, a son of the Chairman and Chief Executive Officer of the Company. This son is also the Chairman of The Bancorp.com and a director of Resource America. The buyer paid $3.3 million, which included the assumption of debt totaling $646,000. The Company recognized a gain of approximately $535,000 from the sale.

     In 1999, the Company originated a loan in the amount of $950,000 to a partnership in which D. Gideon Cohen, a son of the Chairman and Chief Executive Officer of the Company, who is also the Chairman of TheBancorp.com and a director of Resource America, is a partner. The loan yields 15.0% and is secured by the partnership interests in the partnership that owns the underlying properties.

Performance Graph

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Shares for the measurement period commencing January 9, 1998 (the first day that the Common Shares traded publicly) and ending December 31, 2001 compared with the cumulative total return of the S&P 500 Index and the National Association of Real Estate Investment Trusts (NAREIT) Mortgage REIT Index, and the NAREIT Hybrid REIT Index for the measurement period commencing December 31, 1997 and ending December 31, 2001. The date December 31, 1997 is used as first day of the measurement period for the indices because NAREIT has informed the Company that it tracked its indices only on a monthly and not a daily basis until 1999. The Common Shares are traded on the New York Stock Exchange under the symbol "RAS". The following graph assumes that the value of the investment in the Common Shares and each index was $100 on the initial day of the relevant measurement period and that all dividends were reinvested. Historical stock price performance is not necessarily indicative of future price performance.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                               AMONG THE COMPANY,
               THE S&P 500 INDEX, THE NAREIT MORTGAGE REIT INDEX
                        AND THE NAREIT HYBRID REIT INDEX

                             [Graphic Appears Here]

                              12/31/97
                         (1/9/98 as to RAIT)       12/31/98       12/31/99       12/31/00       12/31/01
                         -------------------       --------       --------       --------       --------
NAREIT Hybrid                  $100.00             $ 65.97        $ 42.29        $ 47.20        $ 71.16
NAREIT Mortgage                $100.00             $ 70.78        $ 47.27        $ 54.81        $ 97.21
S&P 500                        $100.00             $128.58        $155.63        $141.46        $124.65
RAIT                           $100.00             $ 80.46        $ 93.82        $128.73        $189.96

Compensation Committee Report on Executive Compensation

     The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is currently comprised of outside non-employee trustees and the Chief Executive Officer of the Company, Betsy Z. Cohen. Mrs. Cohen abstains from voting on, and is not present during Compensation Committee discussions of, her compensation. The role of the Compensation Committee is to consider management's recommendations regarding the compensation of executive officers and employees of the Company to administer the Company's executive compensation plans and Stock Option Plan and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company either individually or in the aggregate.

     The Company's compensation policies seek to compensate and reward executives for their contribution to the success of the Company and to provide appropriate compensation packages to attract, motivate and retain talented executives. The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and, as such, is structured with three components: base salary, annual bonuses and long-term incentives.

Base Salary

     Base salaries are not intended to compensate individuals for extraordinary performance or for above-average Company performance. Base salaries for executive officers are determined in part relative to pay practices in other real estate asset management businesses and REITs, as well as by the Committee's assessment of individual performance relative to responsibilities and objectives for performance.

Bonus Plan

     Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool and allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures have been established for determining the amount of bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations. During 2001, the Committee awarded $800,000 in bonuses.

Long-Term Incentives

     General. Long-term incentives are designed to focus executives on the long-term goals and performance of the Company and to provide a reward directly tied to shareholder return: the performance of the Common Shares. The particular plans are intended to encourage the participants to strive to achieve the long-term success of the Company and to remain with the Company in order to fully benefit from the plans.

     Stock Options. Stock options are issued periodically to employees at an exercise price of no less than the then current market price of the Common Shares. Options have a ten-year life and vest over periods determined by the Compensation Committee at the time of grant. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the employee. Stock options are also issued periodically to trustees. These options may have similar terms as those issued to employees or may vest immediately.

     Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of Common Shares. During fiscal 2001, the Company matched employee contributions 75% in Common Shares. While participation in this plan is at the discretion of the qualified employee, the intent was, and remains, to reward all employees, including executives, based on the long-term success of the Company as measured by the return to shareholders.

Chief Executive Officer Compensation

     In evaluating the performance and setting the total compensation package for the Company's Chief Executive Officer, Betsy Z. Cohen, the Committee met without Mrs. Cohen being present and Mrs. Cohen abstained from voting on her compensation. The Committee approved the terms of Mrs. Cohen's employment agreement as described in "Employment Agreements" above. Such agreement provides for a base salary of $450,000, which reflects the determination of the Committee in 2001 to increase base salary by $100,000, effective October 1, 2001. The Committee further determined to award Mrs. Cohen a bonus of $400,000 in 2001. In making such determinations, the Committee took particular note of the two offerings of Common Shares completed in 2001 (as of the Compensation Committee meeting in November 2001). Between the November 2001 meeting and the execution of the employment agreement in January 2002, the terms of the employment agreement were finalized. The Committee believed that Mrs. Cohen was instrumental in completing these offerings, which together signified the capital markets' recognition of the value of the Company's consistent performance and its significant and increasing dividends. The Committee believes that the efforts of Mrs. Cohen were a principal reason that the Company was able to produce such results.

     The Compensation Committee of the Board of Trustees of RAIT Investment Trust has provided this report. Mrs. Cohen did not participate in the preparation of the paragraph of this Compensation Committee Report entitled "Chief Executive Officer Compensation."

     The Compensation Committee of the Board of Trustees

            Betsy Z. Cohen                    Daniel Promislo
            Edward S. Brown                   Joel R. Mesznik


                 PROPOSAL 2. AMENDMENT OF THE STOCK OPTION PLAN

     The Board of Trustees and the Compensation Committee each recommends that the shareholders approve an amendment to the Stock Option Plan to increase the maximum number of Common Shares which may be issued under the Stock Option Plan by 800,000 Common Shares to a total of 1,600,000 Common Shares. A majority of the votes cast at the meeting either in person or by proxy is required for approval.

     The Stock Option Plan currently provides that a maximum of 800,000 Common Shares may be issued to officers, key employees and trustees of the Company. As of May 17, 2002, 722,000 options have been issued to employees of the Company. The purpose of the proposed increase is to provide sufficient Common Shares for future option grants to officers, key employees and trustees. The Board believes that the Company and its shareholders significantly benefit from having the Company's management and trustees receive options to purchase the Common Shares. The Board further believes that the opportunity to acquire Common Shares is an essential element of an effective management incentive program. The Board also believes that stock options are valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders. See "Equity Compensation Plan Information" herein.

     If approved by the shareholders, Section 1.06(a) of the Stock Option Plan would be amended to read as follows: "Shares which may be issued under the Plan shall be Common Shares. The maximum number of Common Shares which may be issued under the Plan shall be 1,600,000."

     An affirmative vote of at least a majority of the outstanding Common Shares, either in person or by proxy, is required for approval.

Equity Compensation Plan Information

     Stock options are issued periodically to employees at an exercise price of no less than the then current market price of the Common Shares and have a ten-year life. Allocation of available options and vesting schedules are at the discretion of the Compensation Committee and are determined by potential contribution to, or impact upon, the overall performance of the Company by the executive. Stock options are also issued periodically to trustees. These options may have similar terms as those issued to officers or may vest immediately. In 2002, the Stock Option Plan was amended to add an "exercise deferral" provision enabling the Compensation Committee to permit or require grantees to defer delivery of Common Shares that would otherwise be due to such individual in connection with the exercise of such stock option. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to provide incentive for the Company's employees. The Company is proposing that the common shareholders approve an increase in the number of Common Shares as to which options may be granted under the Stock Option Plan at its 2002 annual meeting of shareholders.

     The following table sets forth certain information regarding the Company's Stock Option Plan as of December 31, 2001.

                                                                                                 (c)
                                                                                        Number of securities
                                                                                       remaining available for
                                    (a)                           (b)                   future issuance under
                        Number of securities to            Weighted average                     equity
                      be issued upon exercise of          exercise price of               compensation plans
                         outstanding options,            outstanding options,           (excluding securities
Plan Category           warrants and rights(1)           warrants and rights          reflected in column(1) (a)
------------------    --------------------------         --------------------         --------------------------
     Equity
compensation plans              560,825                         $13.16                           88,175
   approved by
 security holders

     Equity
compensation plans                N/A                             N/A                              N/A
 not approved by
 security holders

(1) Excluding any increase in Common Shares authorized to be issued under the Stock Option Plan resulting from the approval by the shareholders of Proposal 2 of this Proxy Statement.

Option Grants in Last Fiscal Year

     During fiscal 2001, no options were granted to the executive officers listed in the Summary Compensation Table.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth the number of option exercises and the value of unexercised options held by the executive officers listed in the Summary Compensation Table at December 31, 2001.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End
Option Values

                                                                                                        Value of
                                                                           Number of               Unexercised In-the-
                                                                       Unexercised Options           Money Options at
                      Common Shares                                       at FY-End (#)                 FY-End ($)
                       Acquired on                                        Exercisable/                 Exercisable/
Name                   Exercise (#)        Value Realized(1) $           Unexercisable                Unexercisable
--------------        -------------        -------------------         -------------------         -------------------
Betsy Z. Cohen               --                       --                 302,395/9,132               769,980/66,660
Scott F. Schaeffer           --                       --                  37,500/37,500              174,375/174,375
Jay R. Cohen              5,000                  107,300                  60,088/2,029               121,141/14,814
Ellen DiStefano              --                       --                  59,262/1,421               187,609/10,370
Jonathan Z. Cohen            --                       --                  11,000/0                    58,925/0

(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at December 31, 2001 ($16.30 per share).

                     PROPOSAL 3. RATIFICATION OF ACCOUNTANTS

     The Board of Trustees recommends that the shareholders ratify the selection of Grant Thornton LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2002. Representatives of Grant Thornton are expected to be present at the annual meeting and these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     An affirmative vote of at least a majority of the outstanding Common Shares, either in person or by proxy, is required for approval.

                                  OTHER MATTERS

     As of the date of this proxy statement, the Board of Trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

     Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.


                      ANNUAL REPORT AND REPORT ON FORM 10-K

     The Company's 2001 Annual Report to Shareholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2001, was sent to shareholders of record as of June 17, 2002. Shareholders of record as of June 17, 2002, and beneficial owners of the Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of the Common Shares on June 17, 2002.

                              SHAREHOLDER PROPOSALS

     Under rules promulgated by the Securities and Exchange Commission, holders of Common Shares who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 2003 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than February 11, 2003. In addition, the proxy for the 2003 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where the Company has not received notice of the matter on or before April 26, 2003.

By order of the Board of Trustees
Jonathan Z. Cohen, Secretary
June 21, 2002

                                   APPENDIX A
                              RAIT INVESTMENT TRUST

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF TRUSTEES OF RAIT INVESTMENT TRUST

     The undersigned hereby appoints Betsy Z. Cohen and Ellen J. DiStefano, and each of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the Common Shares of Beneficial Interest of RAIT Investment Trust held of record by the undersigned on June 17, 2002 at the Annual Meeting of Shareholders of RAIT Investment Trust, to be held Tuesday, July 16, 2002 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof.

                  (continued and to be signed on reverse side)

I plan to attend the meeting

Yes / / No / /

1.   ELECTION OF TRUSTEES

The nominees for election are Betsy Z. Cohen, Jonathan Z. Cohen,
Edward S. Brown, Joel R. Mesznik, Daniel Promislo and S. Peter Albert.


/ / FOR all the nominees      / / WITHHOLD AUTHORITY           To withhold
    listed above                  to vote for all              authority to vote
    (except as marked             nominees listed above        for any individual
     to the contrary                                           nominee, write that
     at the right)                                             nominee's name in
                                                               the space provided below.


                                                               -------------------------


                                                               -------------------------

2.   PROPOSAL TO AMEND THE STOCK OPTION PLAN

/ / FOR / / AGAINST / / ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2002 FISCAL YEAR

/ / FOR / / AGAINST // ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed, FOR amendment of the Stock Option Plan, and FOR ratification of Grant Thornton LLP as independent public auditors for the Company for fiscal 2002. This proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment, postponement or continuation thereof.


                            ------------------------
                            Signature of Shareholder

                            ------------------------
                            Signature if held jointly

                         Dated:___________________, 2002

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as your name appears on this proxy card. When joint tenants hold Common Shares, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   APPENDIX B
                              AMENDED AND RESTATED
                  RAIT INVESTMENT TRUST 1997 STOCK OPTION PLAN
     (formerly the Resource Asset Investment Trust 1997 Stock Option Plan)
                     Amended and Restated as of June 6, 2002

ARTICLE I - GENERAL

1.01 Purpose.

The purposes of this Stock Option Plan (the "Plan") are to: (1) closely associate the interests of the management and trustees of RAIT Investment Trust and its subsidiaries and affiliates (collectively referred to as the "Company") with the shareholders by reinforcing the relationship between compensation and shareholder gains; (2) provide senior management and trustees with an equity ownership in the Company commensurate with Company's performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to senior management and trustees for continuous employment or service with the Company.

1.02 Definitions.

In this Plan the following definitions shall apply:

(a) "Affiliate" means any person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with RAIT Investment Trust

(b) "Code" means Internal Revenue Code of 1986, as amended.

(c) "Committee" means the committee of disinterested trustees appointed by the Trustees of RAIT Investment Trust to administer the Plan.

(d) "Common Shares" means authorized and unissued or treasury common shares of beneficial interest, par value $.01, of RAIT Investment Trust.

(e) "Fair Market Value" as of the date of the initial public offering of the Common Shares shall be the offering price to the public in such offering; thereafter it means the closing price on such date or on the next business day, if such date is not a business day, of a Common Share reported by The Nasdaq Stock Market (or any stock exchange on which the Common Shares are listed), provided that, if Common Shares shall have been traded for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Common Shares shall be as determined by the Committee in such other manner as it may deem appropriate. In no event shall the fair market value of any Common Share be less than its par value.

(f) "Incentive Stock Option "means shares options described in Section 422 of the Code.

(g) "Option" means Stock Option, Incentive Stock Option or Reload Option.

(h) "Option Price" means the purchase price per Common Share deliverable upon the exercise of a Stock Option, Incentive Stock Option or Reload Option.

(i) "Reload Option" means the nonqualified options awarded pursuant to
Article IV.

(j) "Stock Option" means the nonqualified options awarded pursuant to
Article II.

(k) "Subsidiary" means any corporation of which more than 50% of the shares entitled to vote generally in an election of trustees are owned directly or indirectly by RAIT Investment Trust or any subsidiary thereof.

(l) "Ten Percent Shareholder" means a person who on the date the Option is granted owns ten percent (10%) or more of the total combined voting power of the Company and its subsidiaries, taking into account the attribution rules contained in Section 424(d) of the Code.

1.03 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board of Trustees (the "Board") selected by the Board. No Committee member shall participate in any discussion or decision concerning any award to said member under the Plan or any other discretionary plan of the Company under which participants are entitled to acquire Common Shares or options or other rights with respect to Common Shares or other equity interests in the Company.

(b) The Committee shall have the authority, in its sole discretion and from time to time to:

(i) designate the persons or classes of persons eligible to participate in the Plan;

(ii) grant awards provided in the Plan in such form and amount as the Committee shall determine;

(iii) impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and

(iv) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

(c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

1.04 Eligibility for Participation.

Participants in the Plan shall be selected by the Committee from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. In addition, trustees of the Company or other independent contractors performing services for the Company who have contributed to the success of the Company shall be eligible to participate in the Plan, but shall not be eligible for an award of Incentive Stock Options. In making this selection and in determining the form and amount of awards, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

1.05 Types of Awards under Plan.

Awards under the Plan may be in the form of any one or more of the following:

(i) Stock Options, as described in Article II;

(ii) Incentive Stock Options, as described in Article III; and

(iii) Reload Options, as described in Article IV.

1.06 Aggregate Limitation on Awards.

(a) Shares which may be issued under the Plan shall be Common Shares. The maximum number of Common Shares which may be issued under the Plan shall be 800,000.

(b) For purposes of calculating the maximum number of Common Shares which may be issued under the Plan:

(i) all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option; and

(ii) only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when Common Shares are used as full or partial payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option.

(c) Shares tendered by a participant as payment for shares issued upon exercise of a Stock Option, Incentive Stock Option or Reload Option shall be available for issuance under the Plan. Any Common Shares subject to a Stock Option, Incentive Stock Option or Reload Option which for any reason is terminated unexercised or expires shall again be available for issuance under the Plan.

1.07 Effective Date and Term of Plan.

(a) The Plan shall become effective on the date approved by the holders of a majority of the Common Shares present in person or by proxy and entitled to vote at a meeting of shareholders of RAIT Investment Trust

(b) No awards shall be made under the Plan after the tenth anniversary of the effective date of the Plan, provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

ARTICLE II - NON-QUALIFIED STOCK OPTIONS

2.01 Award of Stock Options.

The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more Stock Options to purchase for cash or shares the number of Common Shares allotted by the Committee. The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

2.02 Stock Option Agreements.

The grant of a Stock Option shall be evidenced by a written stock option agreement (a "Stock Option Agreement"), executed by the Company and the holder of a Stock Option (the "optionee"), stating the number of Common Shares subject to the Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

2.03 Stock Option Price.

The option price per Common Share deliverable upon the exercise of a Stock Option shall be not less than 100% of the Fair Market Value of a Common Share on the date the Stock Option is granted. 2.04 Term and Exercise.

Each Share shall be fully exercisable from and after the date(s) prescribed by the Committee in each Stock Option Agreement, and may be exercised during a period of ten years from the date of grant thereof (the "option term"). No Stock Option shall be exercisable after the expiration of its option term.

2.05 Manner of Payment.

Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any Common Shares subject thereto, the optionee shall pay to the Company, in full, the option price for such shares with cash or with previously owned Common Shares.

2.06 Issuance of Shares.

As soon as practicable after receipt of payment, the Company shall deliver to the optionee a certificate or certificates for such Common Shares. The optionee shall become a shareholder of the Company with respect to Common Shares represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

2.07 Death of Optionee.

(a) Upon the death of the optionee, any Stock Option exercisable on the date of death may be exercised by the optionee's estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining effective term of the Stock Option and one year after the optionee's death.

(b) The provisions of this Section shall apply notwithstanding the fact that the optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

2.08 Retirement or Disability.

Upon termination of the optionee's employment by reason of retirement or permanent disability (as each is determined by the Committee), the optionee may, within six months from the date of termination, exercise any Stock Options to the extent such options are exercisable during such six month period.

2.09 Termination for Other Reasons.

Except as provided in Sections 2.07 and 2.08, or except as otherwise determined by the Committee, all Stock Options shall terminate upon the termination of the optionee's employment.

ARTICLE III - INCENTIVE STOCK OPTIONS

3.01 Award of Incentive Stock Options.

The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more Incentive Stock Options to purchase for cash or shares the number of Common Shares allotted by the Committee. The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

3.02 Incentive Stock Option Agreements.

The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement (an "Incentive Stock Option Agreement"), executed by the Company and the holder of an Incentive Stock Option (the "optionee"), stating the number of Common Shares subject to the Incentive Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

3.03 Incentive Stock Option Price.

The option price per share of Common Shares deliverable upon the exercise of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Common Share on the date the Incentive Stock Option is granted;

provided that 110% shall be substituted for 100% in the preceding clause if the option is granted to a Ten Percent Shareholder.

3.04 Term and Exercise.

Each Incentive Stock Option shall be fully exercisable from and after the date(s) prescribed by the Committee, and may be exercised during a period of ten years (five years in the case of a Ten Percent Shareholder) from the date of grant thereof (the "option term"). No Incentive Stock Option shall be exercisable after the expiration of its option term.

3.05 Maximum Amount of Incentive Stock Option Grant.

The aggregate fair market value (determined on the date the option is granted) of Common Shares subject to an Incentive Stock Option which is first exercisable by an optionee in any calendar year shall not exceed $100,000.

3.06 Death of Optionee.

(a) Upon the death of the optionee, any Incentive Stock Option exercisable on the date of death may be exercised by the optionee's estate or by a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining option term of the Incentive Stock Option and one year after the optionee's death.

(b) The provisions of this Section shall apply notwithstanding the fact that the optionee's employment may have terminated prior to death, but only to the extent of any Incentive Stock Options exercisable on the date of death.

3.07 Retirement or Disability.

Upon the termination of the optionee's employment by reason of permanent disability or retirement (as each is determined by the Committee), the optionee may, within six months from the date of such termination of employment, exercise any Incentive Stock Options to the extent such Incentive Stock Options were exercisable at the date of such termination of employment. Notwithstanding the foregoing, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option will not be available to an optionee who exercises any Incentive Stock Options more than three months after the date of termination of employment.

3.08 Termination for Other Reasons.

Except as provided in Sections 3.06 and 3.07 or except as otherwise determined by the Committee, all Incentive Stock Options shall terminate upon the termination of the optionee's employment.

3.09 Applicability of Stock Options Sections.

Sections 2.05, Manner of Payment; 2.06, Issuance of Shares; and 2.10, Effect of Exercise, applicable to Stock Options, shall apply equally to Incentive Stock Options. Said Sections are incorporated by reference in this Article III as though fully set forth herein.

ARTICLE IV - RELOAD OPTIONS

4.01 Authorization of Reload Options.

Concurrently with the award of Stock Options and/or the award of Incentive Stock Options to any participant in the Plan, the Committee may authorize Reload Options to purchase for cash or shares a number of Common Shares. The number of Reload Options shall equal

(i) the number of Common Shares used to exercise the underlying Stock Options or Incentive Stock Options, and

(ii) to the extent authorized by the Committee, the number of Common Shares used to satisfy any tax withholding requirement incident to the exercise of the underlying Stock Options or Incentive Stock Options. The grant of a Reload Option will become effective upon the exercise of underlying Stock Options or Incentive Stock Options through the use of Common Shares held by the optionee for at least 12 months. Notwithstanding the fact that the underlying option may be an Incentive Stock Option, a Reload Option is not intended to qualify as an Incentive Stock Option.

4.02 Reload Option Amendment.

Reload Options shall be available only where the Stock Option Agreement or Incentive Stock Option Agreement specifically states that the Committee has authorized Reload Options with respect to the underlying Stock Options and/or Incentive Stock Options. Upon the exercise of an underlying Stock Option, Incentive Stock Option or other Reload Option, the Reload Option will be evidenced by an amendment to the underlying Stock Option Agreement or Incentive Stock Agreement.

4.03 Reload Option Price.

The option price per Common Share deliverable upon the exercise of a Reload Option shall be the Fair Market Value of a Common Share on the date the grant of the Reload Option becomes effective.

4.04 Term and Exercise.

Each Reload Option is fully exercisable six months from the effective date of grant. The term of each Reload Option shall be equal to the remaining option term of the underlying Stock Option and/or Incentive Stock Option.

4.05 Termination of Employment.

No additional Reload Options shall be granted to optionees when Stock Options, Incentive Stock Options and/or Reload Options are exercised pursuant to the terms of this Plan following termination of the optionee's employment.

4.06 Applicability of Stock Options Sections.

Sections 2.05, Manner of Payment; 2.06, Issuance of Shares; 2.07, Death of Optionee; 2.08, Retirement or Disability; 2.09, Termination for Other Reasons; and 2.10, Effect of Exercise, applicable to Stock Options, shall apply equally to Reload Options. Said Sections are incorporated by reference in this Article IV as though fully set forth herein.

ARTICLE V - ALTERNATE APPRECIATION RIGHTS

5.01 Award of Alternate Rights.

Concurrently with or subsequent to the award of any Stock Options, Incentive Stock Option or Reload Option to purchase one or more Common Shares, the Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to the optionee with respect to each Common Share, a related alternate appreciation right ("Alternate Right"), permitting the optionee to be paid the appreciation on the option, in cash or in Common Shares, in lieu of exercising the option.

5.02 Alternate Rights Agreement.

Alternate Rights shall be evidenced by written agreements in such form as the Committee may from time to time determine.

ARTICLE VI - MISCELLANEOUS

6.01 General Restriction.

Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of Common Shares, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue of purchase of Common Shares thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

6.02 Non-Assignability.

No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

6.03 Withholding Taxes.

Whenever the Company proposes or is required to issue or transfer Common Shares under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such Common Shares net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the Common Shares shall be valued on the date the withholding obligation is incurred.

6.04 Employment.

(a) Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of such participant.

(b) The terms "employ" or "employment" shall, where the context requires, be deemed to include the hiring, continuation or termination of the services of any independent contractor participating in the Plan.

6.05 Non-Uniform Determinations.

The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

6.06 Rights as a Shareholder.

The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for Common Shares are issued to him.

6.07 Leaves of Absence.

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

6.08 Newly Eligible Persons.

The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any person who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

6.09 Adjustments.

In the event of any change in the outstanding Common Shares by reason of a share dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of Common Shares which may be issued under the Plan, the number of Common Shares subject to Options theretofore granted under the Plan, the option price of Options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Committee.

6.10 Amendment of the Plan.

(a) The Committee may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with the rules or requirements of any stock exchange or automated quotation system (including the Nasdaq Stock Market) on which the Common Shares are listed or quoted.

(b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Committee may not (i) increase the maximum number of Common Shares which may be issued under the Plan (other than increases pursuant to Section 6.10), (ii) extend the maximum period during which any award may be granted or exercised, or
(iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not without the consent of a participant, affect his or her rights under an award previously granted to him or her.

6.11 Deferrals

The Committee may permit or require that an individual granted a Stock Option described in Article II of the Plan to defer delivery of Common Shares that would otherwise be due to such individual in connection with such Stock Option. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals.